PROMISSORY NOTE



   $100,000                                                     October 18, 1999
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    Amount                                                             Date


The undersigned, Robert P. Stiller ("Payor"), promises to pay to Green Mountain Coffee Roasters, Inc. ("Payee") or order, the principal sum of One Hundred Thousand Dollars ($100,000) with interest accruing on the unpaid principal balance at a rate equal to the prime rate as reported by The Wall Street Journal. The interest rate shall be adjusted as of the day following any change in the prime rate reported by The Wall Street Journal. Interest shall be payable upon repayment of this note. The entire principal balance and accrued interest shall be due and payable on October 18, 2000.

Such payment shall be made at Payee's principal place of business at 33 Coffee Lane, Waterbury, Vermont 05676 or at such other place as the holder hereof may designate in writing, such payments and any other sum due hereunder to be made in lawful money of the United States of America.

This Note may be prepaid without penalty.

In the case of default, the Payor agrees to pay the reasonable cost of collection, including reasonable attorneys' fees.

Every maker, guarantor and endorser waives presentment, demand, protest, and notice.


Witness                                                       PAYOR



/s/ Robert D. Britt                                  /s/ Robert P. Stiller
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Robert D. Britt                                      Robert P. Stiller